Exhibit (a)(1).3

NOTICE OF

TEXAS INDUSTRIES, INC.

TXI CAPITAL TRUST I

Offer to Exchange Common Stock for any and all

Outstanding 5.5% Shared Preference Redeemable Securities Issued by

TXI Capital Trust I (Liquidation Amount of $50 per Trust Security)

and Fully and Unconditionally Guaranteed by Texas Industries, Inc.

(CUSIP No. 873119 20 0)

THE OFFER WILL EXPIRE ON MAY 9, 2006, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, OR AT SUCH OTHER TIME IF THIS DATE IS EXTENDED OR THE OFFER IS TERMINATED BY TEXAS INDUSTRIES, INC. AND TXI CAPITAL TRUST I (THE “EXPIRATION DATE”).

May 1, 2006

To our Clients:

This notice, the offering circular dated April 12, 2006, as amended on May 1, 2006 (the “Offering Circular”) of Texas Industries, Inc., a Delaware corporation (“TXI”), and TXI Capital Trust I, a statutory business trust formed under the laws of the state of Delaware and a wholly-owned subsidiary of TXI (the “Trust”), and the letter of transmittal (the “Letter of Transmittal”) have been delivered to you in connection with TXI’s offer to exchange its Common Stock for any and all Trust Securities. The number of shares of Common Stock to be exchanged per Trust Security tendered (the “Exchange Amount”) will be fixed after 5:00 p.m., New York City time, on May 5, 2006, on the basis of the applicable pricing formula set forth in the Offering Circular, and announced prior to the opening of trading on May 8, 2006. Each holder of Trust Securities validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date shall receive the Exchange Amount. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Offering Circular.

Enclosed for your consideration is material relating to the offer by TXI and the Trust, upon the terms and subject to the conditions described in the Offering Circular and the Letter of Transmittal.

You do not have to tender all of your Trust Securities to participate in the offer. You may withdraw your tender of Trust Securities at any time prior to the Expiration Date.

The material relating to the offer is being forwarded to you as the beneficial owner of the Trust Securities held by us for your account or benefit but not registered in your name. A tender of any of the Trust Securities with respect to any such Trust Securities may only be made by us pursuant to your instructions. Therefore, we request instructions as to whether you wish us to tender on your behalf the Trust Securities held by us or our nominee for your account pursuant to the terms and conditions set forth in the accompanying Offering Circular and the Letter of Transmittal.

We urge you to read carefully the Offering Circular and the Letter of Transmittal and the other materials provided herewith before instructing us to tender your Trust Securities.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender your Trust Securities in accordance with the provisions of the Offering Circular and the Letter of Transmittal. Please note that tenders of Trust Securities must be received by the Expiration Date. Any Trust Securities tendered pursuant to the exchange offer may be withdrawn at any time before the Expiration Date.

Your attention is directed to the following:

1.	The offer is for any and all of the Trust Securities.

2.	TXI and the Trust may terminate the offer at any time in their sole discretion.

3.	If you desire to tender any Trust Securities pursuant to the offer, your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Trust Securities on your behalf no later than 12:00 midnight, New York City time, on the Expiration Date.

If you wish to have us tender your Trust Securities held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below, allowing sufficient time for us to tender on your behalf prior to the Expiration Date. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Trust Securities.

INSTRUCTIONS WITH RESPECT TO THE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offer with respect to the Trust Securities.

This will instruct you to tender the Liquidation Amount of Trust Securities indicated below held by you for the account or benefit of the undersigned with respect to the Liquidation Amount of Trust Securities indicated below, pursuant to the terms of and conditions set forth in the Offering Circular and the Letter of Transmittal.

Liquidation Amount of Trust Securities which are to be tendered unless otherwise indicated:

☐	Please do not tender any Trust Securities held by you for my account.

Total Liquidation Amount Tendered*: $___________________

*I	(we) understand that if I (we) sign this instruction form without indicating an aggregate Liquidation Amount of Trust Securities in the space above, all Trust Securities held by you for my (our) account will be tendered.

Signature(s):_________________________________________________________________________________________________

Name(s) (Please Print):_______________________________________________________________________________________

Print Address(es):_____________________________________________________________________________________________

Area Code and Telephone Number(s):____________________________________________________________________________

Tax Identification or Social Security Number(s):____________________________________________________________________

My Account Number With You:_________________________________________________________________________________

Date:___________